The information in this pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission.

SUBJECT TO COMPLETION DATED October 12, 2011.

PRELIMINARY PRICING SUPPLEMENT NO. 668 dated , 2011 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

Eksportfinans ASA

Equity Index-Linked Notes Due

(Linked to the TOPIX® Index)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (set on the trade date and expected to be the fifth scheduled business day after the determination date, subject to adjustment) is based on the performance of the TOPIX® Index as measured from the trade date to and including the determination date (set on the trade date and expected to be between 18 and 21 months after the trade date, subject to adjustment). If the index return (defined below) is negative (the final index level is less than the initial index level), you will lose a portion of your investment in the notes and you could lose your entire investment in the notes depending on the performance of the index.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final index level (determined on the determination date, subject to adjustment) from the initial index level (set on the trade date and may be higher or lower than the actual closing level of the index on the trade date), which we refer to as the index return. The index return may reflect a positive return (based on any increase in the index level over the life of the notes) or a negative return (based on any decrease in the index level over the life of the notes). On the stated maturity date, for each $1,000.00 face amount of your notes:

•	you will receive an amount in cash equal to the sum of (i) $1,000.00 plus (ii) the product of the index return times $1,000.00.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the index on any day other than the determination date. You could lose your entire investment in the notes. The return on your notes is linked to the performance of the index on a one-to-one basis and therefore you will lose 1% of each $1,000.00 face amount of your notes for every 1% decline in the index level. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co. The amount of the excess will decline on a straight line basis over the period from the date hereof through April      , 2012. You should read the explanation of risks in "Risk Factors" in this pricing supplement and the discussion of risks in "Risk Factors – Risks relating to index linked notes or notes linked to certain assets" on page S-6 of the accompanying prospectus supplement so that you may better understand those risks.

(continued on following page)

Goldman, Sachs & Co.

Preliminary Pricing Supplement dated October 12, 2011

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Terms of the Notes” on page P-2 in this pricing supplement and the general terms of the indexed notes found in “Description of Debt Securities” on page S-9 of the prospectus supplement dated February 4, 2010.

	Issue Price to Public	Discounts and Commissions	Proceeds to Us (Before Expenses)
Per note:	$1,000.00 to $1,020.00	$	$
Total:	$	$	$

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

The notes will not be obligations of, or guaranteed by, the Kingdom of Norway or any internal division or agency thereof, and will be subject, entirely and exclusively, to the credit risk of Eksportfinans ASA itself. The notes are also not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co. may offer the notes on transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. Goldman, Sachs & Co. expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on             , 2011.

The copyright of TOPIX and other intellectual property rights related to “TOPIX”, “TOPIX Index” and “TOPIX Sector Index” (each, a TSE Index) belong solely to the Tokyo Stock Exchange (TSE). No transactions relating to a TSE Index are in any way sponsored, endorsed or promoted by the TSE and the TSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of any TSE Index or the figure at which any TSE Index stands on any particular day or otherwise. Each TSE Index is compiled and calculated solely by the TSE. However, the TSE shall not be liable to any person for any error in any TSE Index and the TSE shall not be under any obligation to advise any person, including a purchaser or vender of any transactions, of any error therein. The TSE gives no assurance regarding any modification or change in any methodology used in calculating any TSE Index and the TSE is under no obligation to continue the calculation, publication and dissemination of any TSE Index.

TERMS OF THE NOTES

Issuer:	Eksportfinans ASA
Specified Currency:	U.S. dollars
Aggregate Face Amount:	$
Face Amount of each note:	$1,000.00 We may decide to sell additional notes after the Trade Date at an Issue Price (and underwriting discount and proceeds) that differs from the Original Issue Price.
Agent:	Goldman, Sachs & Co.
The agent may make sales through its affiliates or selling agents.
Agent acting in the capacity as:	Principal
Trade Date:
Original Issue Price:	100.00% – 102.00% of the Face Amount, to be determined on the Trade Date.
Purchase at amount other than the Face Amount:	The amount we will pay you at the stated Maturity Date for your notes will not be adjusted based on the Issue Price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the stated Maturity Date, it could affect your investment. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at Face Amount.
Original Issue Date:	A specified date that is expected to be the fifth business day after the Trade Date, to be determined on the Trade Date, unless postponed due to a Market Disruption Event.
Maturity Date:	A specified date that is expected to be the fifth scheduled Business Day after the Determination Date, to be determined on the Trade Date, or in the event such day is not a Business Day, the Maturity Date will be the first following day that is a Business Day. If the Determination Date is postponed as described below, the stated Maturity Date will be postponed by the same number of Business Day(s) from but excluding the originally scheduled Determination Date to and including the postponed Determination Date.
Indexed note:	Yes. The TOPIX® Index (the Index) (Bloomberg ticker: TPX). The Index, also known as the Tokyo Price Index, is maintained and published by the Tokyo Stock Exchange (the TSE), and is a capitalization-weighted index of all the companies listed on the First Section of the TSE. When we refer to the Index sponsor as of any time, we mean the entity, including any successor sponsor, that calculates and maintains the Index as then in effect (the Index Sponsor). The initial Index Sponsor is the TSE. See “The Index” below for further information on the Index. Current information regarding the market value of the Index is available from the TSE and from numerous public information sources. Additional information about the Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement. The notes are not sponsored, endorsed, sold or promoted by the TSE, and the TSE makes no representation regarding the advisability of investing in the notes.

P-2

Cash Settlement Amount:	As of the Determination Date, the calculation agent will determine the Cash Settlement Amount you will be entitled to receive on the Maturity Date in respect of each $1,000.00 Face Amount of notes as follows:

The amount you will receive on the Maturity Date will equal the sum of (i) the $1,000.00 Face Amount plus (ii) the product of the Index Return times $1,000.00.

If the Final Index Level is less than the Initial Index Level, the Cash Settlement Amount you will receive at maturity will be less than the Face Amount of your notes, and you may lose a significant portion or even all of your investment in the notes.

Initial Index Level:	To be determined on the Trade Date and may be higher or lower than the actual Closing Level of the Index on the Trade Date.
Final Index Level:	The Closing Level on the Determination Date, subject to adjustment due to a discontinuance or modification of the Index.
Closing Level:	The level of the Index on each Trading Day, as published by the Index Sponsor or, if the Index Sponsor does not publish such a level, as quoted by another publicly available source selected by the calculation agent in its sole discretion or, if no such other source is available, as calculated by the calculation agent in good faith, subject, in each case, to the effect of any Market Disruption Event or the discontinuance or modification of the Index.
Index Return:	The quotient of (i) the Final Index Level minus the Initial Index Level divided by (ii) the Initial Index Level, expressed as a positive or negative percentage.
Determination Date:	A specified date that is expected to be between 18 and 21 months after the Trade Date to be determined on the Trade Date. However, if a Market Disruption Event occurs or is continuing on the Determination Date, or if that day is a non-Trading Day, then the Determination Date will be postponed to the next Trading Day on which a Market Disruption Event is not in effect. In no event, however, will the Determination Date be postponed to a date later than the originally scheduled Maturity Date or, if the originally scheduled Maturity Date is not a Business Day, later than the first Business Day after the originally scheduled Maturity Date. If the Determination Date is postponed to the last possible day but a Market Disruption Event occurs or is continuing on that day, or that day is a non-Trading Day, that day will nevertheless be the Determination Date. If the calculation agent determines that the Closing Level of the Index is not available on the Determination Date, as so postponed, either because of a Market Disruption Event, a non-Trading Day or for any other reason, the calculation agent will nevertheless determine the Final Index Level, and thus the Cash Settlement Amount, for the notes based on its assessment, made in its sole discretion, of the Closing Level on the Determination Date, as so postponed.
Market Disruption Event:	Any of the following will be a Market Disruption Event:
• a suspension, absence or material limitation of trading in Index stocks constituting 20% or more, by weight, of the Index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
• a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to Index stocks constituting 20% or more, by weight, of the Index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

P-3

•	Index stocks constituting 20% or more, by weight, of the Index, or option or futures contracts relating to the Index or to Index stocks constituting 20% or more, by weight, of the Index, if available, do not trade on what were the respective primary markets for those Index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of Goldman, Sachs & Co. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes.
The following events will not be a Market Disruption Event:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or to any Index stock.
For this purpose, a "suspension, absence or material limitation of trading" in the primary securities market on which an Index stock, or on which option or futures contracts relating to the Index or an Index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an Index stock or in option or futures contracts relating to the Index or an Index stock, if available, in the primary market for that stock or those contracts, by reason of:
•	a price change exceeding limits set by that market, or
•	an imbalance of orders relating to that stock or those contracts, or
•	a disparity in bid and asked quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.
Discontinuance or Modification of the Index:	If the Index Sponsor discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the Index, then the calculation agent will determine the Cash Settlement Amount by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the Index level is not available on the Determination Date because of a Market Disruption Event or for any other reason, the calculation agent will determine the Final Index Level, and thus the Cash Settlement Amount, by a computation methodology that the calculation agent determines will as closely as possible replicate the Index.

P-4

If the calculation agent determines that the Index, the stocks composing the Index or the method of calculating the Index is changed at any time in any respect – including any split or reverse-split of the Index and any addition, deletion or substitution and any reweighting or rebalancing of Index stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index stocks or their issuers or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Final Index Level used to determine the amount payable on the stated Maturity Date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the Index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Calculation agent:	Goldman, Sachs & Co.
Fixed rate note:	The notes will not bear interest. There will be no payments prior to maturity.
Business Day:	For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.
Trading Day:	Any day on which the respective principal securities markets for the Index stocks are open for trading, the Index Sponsor is open for business and the Closing Level is calculated and published by the Index Sponsor.
Business Day convention:	If the Maturity Date is not a Business Day, then the Maturity Date will be the first following day that is a Business Day.
Tax redemption:	No
Additional amounts payable:	No
Authorized denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.
Renewable note:	No
Form of notes:	Book-entry
CUSIP No.:
ISIN No.:
Listing:	None
FDIC:	The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Acceleration:	If a holder of a note accelerates the maturity of the note upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be such as the calculation agent shall determine in good faith and in a commercially reasonable manner, on the basis of the performance of the Index over the term of the notes to the date of acceleration, to be fair and equitable to the holders.
Other:	The notes will not bear interest and are not renewable notes, asset linked notes or amortizing notes, each as described in the prospectus supplement. There is no optional redemption or extension of maturity in connection with the notes.

P-5

Capitalized terms used in this preliminary pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

You should read this preliminary pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these notes are a part. This preliminary pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978. As used in this preliminary pricing supplement, “we,” “us,” or “our” refers to Eksportfinans ASA.

P-6

RISK FACTORS

Unlike ordinary debt securities, the return on the notes depends on changes in values of an index of equity securities. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the price of the common stocks that make up the Index and other events that are difficult to predict and beyond our control. Your notes are a riskier investment than ordinary debt securities. Unlike ordinary debt securities, the notes will not bear interest. Also, your notes are not equivalent to investing directly in the stocks composing the Index or in currencies to which your notes are linked. Before investing in the notes, you should carefully consider the risks below, the risks described under “Risk Factors—Risks relating to index linked notes or notes linked to certain assets” beginning on page S-6 in the accompanying prospectus and the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein.

Assuming no changes in market conditions or our credit spreads and any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the Original Issue Price.

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the pricing date through April      , 2012. After April      , 2012, the price at which Goldman, Sachs & Co. would buy or sell the notes will reflect the value determined by reference to the pricing models, plus Goldman, Sachs & Co.'s customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. In particular, an increase of the yield spread between securities issued by the Issuer and credit risk-free instruments (credit spread) can lead to a decrease in the price of the notes in the secondary market. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the Original Issue Price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "The market price of your notes may be influenced by many unpredictable factors" below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co, or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "Secondary trading in the notes may be limited" below.

The Cash Settlement Amount may be less than the Face Amount of the notes, and you will lose part or all of your investment if the Final Index Level is not equal to or greater than the Initial Index Level.

The Cash Settlement Amount will depend on the change in the value of the Index. Because the value of the Index is subject to market fluctuations, the Cash Settlement Amount may be less than the Face Amount of the notes, and you will lose part or all of your investment if the Final Index Level is not equal to or greater than the Initial Index Level. You may also lose part or all of your investment if you sell the notes in the secondary market before their maturity.

Even if the amount payable on your notes at maturity is greater than the price you paid for the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

P-7

Any decline in our credit ratings may affect the market value of your notes.

An investment in the notes is subject to the credit risk of the Issuer. Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your notes.

The notes are a speculative investment.

The notes are speculative in nature and involve a high degree of risk. The notes are financial instruments that are suitable only for sophisticated investors who are able to bear the loss of all of their principal investment. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.

You may lose your entire investment in the notes.

You can lose all or substantially all of your investment in the notes, including any premium to the Face Amount you paid when you purchased the notes. Our cash payment on your notes on the stated Maturity Date, if any, will be based on any increase or decrease in the Final Index Level from the Initial Index Level. You may lose all or a significant amount of your entire investment in the notes if the Final Index Level drops precipitously relative to the Initial Index Level.

Also, the market price for each of your notes prior to the stated Maturity Date may be significantly lower than the purchase price you pay for each of your notes. Consequently, if you sell your notes before the stated Maturity Date, you may receive far less than the amount of your investment in the notes.

Past Index performance is no guide to future performance.

The actual performance of the Index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

If you purchase your notes at a premium to the Face Amount, the return on your investment will be lower than the return on notes purchased at the Face Amount and the impact of certain key terms of the notes will be negatively affected.

The Cash Settlement Amount you will be paid for your notes on the stated Maturity Date will not be adjusted based on the Issue Price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of the notes, then the return on your investment in such notes held to the stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the stated Maturity Date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or a discount to the Face Amount.

The calculation of the Cash Settlement Amount does not take into account all developments in the Index.

Changes in the Closing Levels during the term of the notes before the Determination Date will not be reflected in the calculation of the Cash Settlement Amount payable at maturity. The calculation agent will calculate the Cash Settlement Amount by comparing only the Initial Index Level and the Final Index Level. No other Closing Levels will be taken into account. As a result, you may lose a significant part of your investment even if the Closing Level has increased at certain times during the term of the notes.

If the level of the Index changes, the market value of your notes may not change in the same manner.

Your notes may trade quite differently from the performance of the Index. Changes in the Closing Level may not result in a comparable change in the market value of your notes. Even if the Closing Level increases above the Initial Index Level during the term of the notes, the market value of your notes prior to the Maturity Date may not increase by the same amount.

The notes will not bear interest.

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the Maturity Date exceeds the Face Amount of the notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

P-8

The return on your notes will not reflect any dividends paid on the Index stocks.

The Index Sponsor calculates the level of the Index by reference to the prices of the common stocks included in the Index, without taking account of the value of dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the Index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the Index stocks by the Index stock issuers. See "You have no shareholder rights or rights to receive any stock" below for additional information.

Changes in the volatility of the Index are likely to affect the market value of your notes.

The volatility of the Index refers to the magnitude and frequency of the changes in the Closing Level. In most scenarios, if the volatility of the Index increases, we expect that the market value of your notes will decrease and, conversely, if the volatility of the Index decreases, the market value of your notes may increase.

As calculation agent, Goldman, Sachs & Co. will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the Final Index Level, the Cash Settlement Amount, the amount payable on any acceleration, and the existence and effects of Market Disruption Events. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described below under "There may be conflicts of interest between you and Goldman, Sachs & Co."

You have no shareholder rights or rights to receive any stock.

Investing in your notes will not make you a holder of any of the Index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Index stocks. Any payments on your notes will be paid in cash, and you will have no rights to receive delivery of any Index stocks or dividends.

The market price of your notes may be influenced by many unpredictable factors.

The following factors, many of which are beyond our control, will influence the market value of your notes, as well as the Cash Settlement Amount:

•	the Closing Level at any time,
•	the actual dividends distributed on the Index stocks,
•	economic, financial, regulatory, political, military and other events that affect stock markets generally,
•	interest and yield rates in the market,
•	the time remaining until your notes mature, and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes prior to maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the outstanding Face Amount of your notes. You cannot predict the future performance of the Index based on its historical performance.

Changes in the volatility of the Yen, and the correlation between the USD/JPY exchange rate and the value of the Index are likely to affect the market value of the notes.

Although the stocks underlying the Index are traded in Japanese Yen and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the U.S. dollar foreign currency exchange rates relating to stocks underlying the Index. The payment amount on the Maturity Date with respect to the Index will be based solely upon the overall change in the level of the Index during the life of your notes up to the Determination Date. Changes in the USD/JPY exchange rate, however, may reflect changes in the Japanese or U.S. economies that, in turn, may affect the Final Index Level.

P-9

An investment in the notes is subject to risks associated with non-U.S. securities markets.

An investment in notes linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than there is about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Trading and other transactions by Goldman, Sachs & Co. in securities linked to the Index stocks may impair the value of your notes.

Goldman, Sachs & Co. or one or more of its affiliates (including Goldman Sachs International) may hedge its obligations under the swap that Goldman Sachs International expects to enter into with us relating to the offered notes by purchasing some or all of the Index stocks, options or futures on the Index or Index stocks or other instruments linked to the Index or Index stocks, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the Determination Date. Goldman Sachs International may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same Index. Any of these hedging activities may adversely affect the Final Index Level – directly or indirectly by affecting the price of the Index stocks – and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that Goldman Sachs International could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

Goldman, Sachs & Co. and its affiliates may also engage in trading in one or more of the Index stocks or instruments whose returns are linked to the Index or Index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or its affiliates could adversely affect the Final Index Level – directly or indirectly by affecting the price of the Index stocks – and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and its affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Index or one or more of the Index stocks. By introducing competing products into the marketplace in this manner, we or Goldman, Sachs & Co. or its affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

We may sell an additional Aggregate Face Amount of the notes at a different Issue Price.

At our sole option, we may decide to sell an additional Aggregate Face Amount of the notes subsequent to the Trade Date. The Issue Price of the notes in the subsequent sale may differ substantially (higher or lower) from the Issue Price you paid as provided on the cover of this pricing supplement.

There may be conflicts of interest between you and Goldman, Sachs & Co.

As noted above, Goldman, Sachs & Co. and its affiliates expect to engage in trading activities related to the Index and the Index stocks. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to your interests as a beneficial owner of your notes.

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Goldman, Sachs & Co. and its affiliates may, at present or in the future, engage in business with the issuers of the Index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman, Sachs & Co. and your interests as a beneficial owner of notes. Moreover, one or more of Goldman, Sachs & Co.'s affiliates have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index stocks and with respect to the Index itself. Any of these activities by Goldman, Sachs & Co. or any of its affiliates may affect the level of the Index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

We may also issue, and Goldman, Sachs & Co. and its affiliates may also issue or underwrite, other securities or financial or derivative instruments linked to the Index, which would compete with the notes. By introducing competing products into the marketplace in this manner, we or Goldman, Sachs & Co. and its affiliates could adversely affect the market value of your notes and the amount we pay on your notes at maturity. To the extent that Goldman, Sachs & Co. or its affiliates serve as issuer, agent or underwriter of those securities or other similar instruments, their interests with respect to those products may be adverse to your interests as a holder of the notes.

The policies of the Index Sponsor and changes that affect the Index or the Index stocks could affect the amount payable on your notes and their market value.

The policies of the Index Sponsor concerning the calculation of the Closing Level, additions, deletions or substitutions of Index stocks and the manner in which changes affecting the Index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the Closing Level could affect the Closing Level and, therefore, the amount payable on your notes at maturity and the market value of your notes prior to that date. The amount payable on your notes and their market value could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Closing Level, or if the Index Sponsor discontinues or suspends calculation or publication of the Closing Level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the Closing Level is not available because of a Market Disruption Event or for any other reason, Goldman, Sachs & Co., as calculation agent for your notes, may determine the Closing Level on the Determination Date and, ultimately, the amount payable at maturity, in a manner it considers appropriate, in its sole discretion.

There is no affiliation between the Index stock issuers and us, and we are not responsible for any disclosure by the Index stock issuers.

We are not affiliated with the issuers of the Index stocks or the Index Sponsor. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index stock issuers. You, as an investor in your notes, should make your own investigation into the Index and the Index stock issuers to the extent required, in your judgment, to allow you to make an informed decision with respect to your investment in the notes. See "The Index" below for certain information about the Index.

Neither the Index Sponsor nor the Index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the Index Sponsor nor the Index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

We can postpone the Determination Date if a Market Disruption Event or a non-Trading Day occurs.

If the calculation agent determines that a Market Disruption Event has occurred or is continuing on the Determination Date or that day is a non-Trading Day, the Determination Date will be postponed until the first Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will such date be postponed to a date later than the originally scheduled Maturity Date or, if the originally scheduled Maturity Date is not a Business Day, later than the first Business Day after the originally scheduled Maturity Date. Moreover, if the Determination Date is postponed to the last possible day but a Market Disruption Event occurs or is continuing on that day or that day is a non-Trading Day, that day will nevertheless be the Determination Date. If the calculation agent determines that the Closing Level that must be used to determine the Cash Settlement Amount is not available on the Determination Date either because of a Market Disruption Event, a non-Trading Day or for any other reason, the calculation agent will nevertheless determine the Final Index Level based on its assessment, made in its sole discretion, of the level of the Index at the applicable time on that day. If the Determination Date is postponed as described above, the stated Maturity Date will be postponed by the same number of Business Day(s) from but excluding the originally scheduled Determination Date to and including the postponed Determination Date.

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Secondary trading in the notes may be limited.

The notes are a new issue of securities with no established trading market. Your notes will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your notes. In this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and asked prices for your notes in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "The market price of your notes may be influenced by many unpredictable factors" above.

The U.S. Federal income tax treatment on the notes is uncertain and the terms of the notes require you to follow the treatment that we will adopt.

The U.S. Federal income tax consequences of an investment in your notes are complex and uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these consequences are summarized below but you should read the more detailed discussion in "Taxation in the United States" in this pricing supplement and in the accompanying prospectus supplement and prospectus and also consult your tax advisor as to tax consequences of investing in the notes.

There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes or similar instruments. Pursuant to the terms of the notes, you agree to treat the notes as financial contracts under which we deliver at maturity a cash amount determined by reference to the Index in exchange for a fixed purchase price. You will be required to characterize the notes for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization.

Notwithstanding our agreement to treat the notes as financial contracts, the Internal Revenue Service (IRS) could assert that the notes should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (Treasury) are actively considering whether holders should be required to accrue ordinary income on a current basis and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should carefully review the discussion of the notice under "Taxation in the United States – Alternative Treatments" in this pricing supplement and consult your tax advisor regarding the treatment of the securities, including possible alternative characterizations in general and the possible impact of the notice in particular.

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ADDITIONAL INFORMATION

Calculation agent

We have initially appointed Goldman, Sachs & Co. as calculation agent for the purpose of determining the Final Index Level and for all calculations and determinations regarding Market Disruption Events, the Cash Settlement Amount and the interest rate applicable to any overdue payment of the Cash Settlement Amount. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the notes.

Upon request, the calculation agent will provide a written statement to an investor showing how the Cash Settlement Amount per U.S. $1,000.00 of the Face Amount of the notes was calculated. Requests to the calculation agent should be addressed to:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Attn: PIPG Americas

Telephone No. +1 212 902 1000

Facsimile No. +1 212 902 3000

Hypothetical examples

In the table below, we provide a range of hypothetical pretax Index Returns for the Index. Based on these hypothetical Index Returns, we illustrate a range of Cash Settlement Amounts per $1,000.00 Face Amount of notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Index Returns could have on the Cash Settlement Amount, assuming all other variables remain constant.

The information in the table reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the stated Maturity Date. If you sell your notes prior to the stated Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see "Risk Factors" above.

The table below also assumes that there is no change in or affecting any of the Index stocks or the method by which the Index Sponsor calculates the Closing Level, that there is no change in the relative weighting of any Index stock and that no Market Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Index stocks.

The Index has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical performance of the Index set forth elsewhere in this pricing supplement. For information about the level of the Index during recent periods, see "The Index – TOPIX® Index Historical Closing Levels" below.

The levels in the left column of the table below represent hypothetical Final Index Levels and are expressed as percentages of the Initial Index Level. The amounts in the right column represent the hypothetical Cash Settlement Amounts, based on the corresponding hypothetical Final Index Levels, and are expressed as percentages of the Face Amount of a note (rounded to the nearest one-hundredth of one percent). The middle column contains hypothetical Cash Settlement Amounts for each U.S. $1,000.00 Face Amount of notes, based on the corresponding hypothetical Final Index Levels, and are expressed as cash amounts rounded to the nearest U.S. $0.01. Thus, a hypothetical Cash Settlement Amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding Face Amount of the offered notes on the Maturity Date would equal 100.00% of the Face Amount of a note, based on the corresponding hypothetical Final Index Level and the assumptions noted below.

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Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Cash Settlement Amount per $1,000.00 Face Amount	Hypothetical Cash Settlement Amount as a Percentage of $1,000.00 Face Amount
150.00%	$1,500.00	150.00%
140.00%	$1,400.00	140.00%
125.00%	$1,250.00	125.00%
115.00%	$1,150.00	115.00%
110.00%	$1,110.00	110.00%
105.00%	$1,050.00	105.00%
100.00%	$1,000.00	100.00%
95.00%	$950.00	95.00%
90.00%	$900.00	90.00%
85.00%	$850.00	85.00%
75.00%	$750.00	75.00%
50.00%	$500.00	50.00%
25.00%	$250.00	25.00%
0.00%	$0.00	0.00%

If, for example, the hypothetical Final Index Level were determined to be 25.00% of the Initial Index Level, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity would be 25.00% of the Face Amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the stated Maturity Date, you would lose 75.00% of the Face Amount of your investment (if you purchased your notes at a premium to the Face Amount you would lose a correspondingly higher percentage of your investment).

The hypothetical payment amounts on notes held to the stated Maturity Date in the examples above assume you purchased your notes at the Face Amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the Face Amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.

The following graph shows a graphical illustration of the hypothetical Cash Settlement Amounts (expressed as a percentage of the Face Amount of your notes) that we would deliver to you on the Maturity Date, if the Final Index Level (expressed as a percentage of the Initial Index Level) were any of the hypothetical levels shown on the horizontal axis.

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THE INDEX

We have derived all information regarding the TOPIX® Index (the Index) contained in this pricing supplement, including, its make-up, method of calculation and changes in its components, from publicly available information. The Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. The Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The Index is calculated and published by TSE. Additional information about the Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Composition and Maintenance. The Index is composed of all domestic common stocks listed on the TSE First Section, excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. The Index has no constituent review. The number of constituents will change according to new listings and delistings.

TOPIX® Index

Index Stock Weighting by Sector as of September 30, 2011

Sector:*	Percentage (%)**
Fishery, Agriculture & Forestry	0.12%
Mining	0.62%
Construction	2.47%
Foods	3.63%
Textiles & Apparels	0.98%
Pulp & Paper	0.45%
Chemicals	6.10%
Pharmaceutical	5.25%
Oil & Coal Products	0.85%
Rubber Products	0.79%
Glass & Ceramics Products	1.26%
Iron & Steel	2.06%
Nonferrous Metals	1.19%
Metal Products	0.79%
Machinery	4.84%
Electric Appliances	13.30%
Transportation Equipment	9.53%
Precision Instruments	1.59%
Other Products	1.66%
Electric Power & Gas	3.37%
Land Transportation	4.14%
Marine Transportation	0.40%
Air Transportation	0.32%
Warehousing & Harbor Transportation Services	0.24%
Information & Communication	6.27%
Wholesale Trade	5.26%
Retail Trade	4.30%
Banks	9.67%
Securities & Commodity Futures	1.08%
Insurance	2.35%
Other Financing Business	0.79%
Real Estate	2.34%
Services	2.00%
*	Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
**	Information provided by TSE. Percentages may not sum to 100% due to rounding.

Index Calculation. The Index is a free-float adjusted market-capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.

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TSE calculates the Index by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating the Index value can be expressed as follows:

Index value = Base index value of 100	x	Current free-float-adjusted market value
Base market value

The current free-float-adjusted market value is the sum of the products of the price times the number of free-float-adjusted shares for each constituent stock.

The number of free-float-adjusted shares for this calculation is the number of listed shares multiplied by free-float weight. The number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ as a consequence of the index methodology. For instance, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective; on the other hand, the number of listed shares for index calculation purposes will increase on the ex-rights date.

Free-float weight is the weight of listed shares deemed to be available for trading in the market, and is determined and calculated by the TSE for each constituent stock. It is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The TSE estimates non-free-float shares using publicly available documents, and generally deems shares held by the top ten major shareholders (with certain exceptions), treasury stocks and shares held by members of the issuer’s board of directors to be unavailable for trading in the market. The TSE may deem other shares to be unavailable for trading in the market. The timing of the yearly free- float-weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews may be conducted for events TSE expects will significantly affect the free-float weight. These include when new shares are allocated to a third party, preferred shares are converted or subscription warrants are exercised, as well as in the event of a company spin-off, merger, stock-swap, take-over bid and other events TSE judges deem will significantly affect free-float weight.

In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings or changes in the number of listed companies in the TSE First Section, adjustments are made by TSE to the base market value in order to maintain the continuity of the Index. The base market value will be adjusted after the end of the trading session on the adjustment date.

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Additions and Deletions to the Index

TSE adds or removes constituent for various listing and delisting events as shown in the table below.

Additions and Deletions of Constituents

	Event	Adjustment date	Price used for adjustment
Addition	A company is to be newly listed on the TSE First Section (directly listed or via another stock exchange)	One business day before the last business day of the month after that of the initial listing date	Price on the adjustment date
Addition	A new company established through a stock-swap or a similar transaction (including a merger or spin-off) is to be promptly listed on the TSE First Section after the de-listing of the old company from the Index	One business day before the listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price (used to determine the daily price limit)
Addition	Assignment to the TSE First Section from the TSE Second Section	One business day before the last business day of the month after such assignment (a free float weight of 0.00 is used from the assignment date to the month after the assignment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Addition	Alteration of listing market to the TSE First Section from the Tokyo Stock Exchange Mothers Index	One business day before the last business day of the month after such alteration of listing market (a free float weight of 0.00 is used from the date of the alteration of such listing market to the month after the alteration date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Deletion	A constituent is to be de-listed due to a merger, stock-swap or similar transaction and a newly established company promptly lists its shares on the TSE First Section	Initial listing date of the newly established company (normally two business days after the de-listing of the old company)	Price one business day before the de-listing date (the price is frozen from the de-listing date to the business day before the date of removal from the index for index calculation purpose)
Deletion	A constituent is to be de-listed due to a reason other than as described in the preceding scenario	One business day before the de-listing date	Price on the business day before the adjustment date
Deletion	A constituent’s securities are designated to be de-listed	Three business days after the designation of the securities to be de-listed. If the designation date falls on a holiday, it will be the following business day	Price on the business day before the adjustment date
Deletion	Assignment to the TSE Second Section from the TSE First Section	One business day before such assignment	Price on the business day before the adjustment date

The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.

The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares times the price of the shares.

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Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.

Change in the Number of Constituent Shares

Event	Adjustment date	Price used for adjustment
Change of free float weight	One business day before the effective date of such change	Price on the adjustment date
Public offering	One business day before the additional listing date. If the listing date is a non-business day, one business day after additional listing	Price on the adjustment date
Allocation of new shares to a third party	Four business days after the additional listing date	Price on the adjustment date
Issues to shareholders with payment	One business day before the ex-rights date	Price on the adjustment date
Exercise of subscription warrants	One business day before the last business day of the month after the month of exercise	Price on the adjustment date
Conversion of preferred shares	One business day before the last business day of the month after the month of conversion	Price on the adjustment date
Cancellation of treasury stock	One business day before the last business day of the month after the month of cancellation of the treasury stocks	Price on the adjustment date
Merger or stock swap between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Price on the adjustment date
Merger or stock-swap other than that described above	One business day before the additional listing date or effective date	Price on the adjustment date
Offering for sale of shares held by the Japanese government	One business day before the additional listing date	Price on the adjustment date
Company spin-off in which the number of shares of the succeeding company increases	One business day before the additional listing date	Price on the adjustment date
Other adjustments	One business day before the last business day of the first or second month after the information is published by the TSE	Price on the adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

Retroactive adjustments will not be made to revise the figures of the Index that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

If trading in a certain constituent is halted, the TSE regards the constituent’s share price for purposes of calculating the Index to be unchanged. Where an event that is not specified in the rules of the Index occurs, or if the TSE decides that it is impossible to use its existing methods to calculate the Index, the TSE may use an alternate method of index calculation as it deems valid.

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Historical High, Low and Closing Levels of the Index

The Closing Level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical performance of the Index as an indication of the future performance of the Index

We cannot give you any assurance that the future performance of the Index or the Index stocks will result in you receiving an amount greater than the outstanding Face Amount of your notes on the Maturity Date. Neither we nor Goldman, Sachs & Co. make any representation to you as to the performance of the Index. Moreover, in light of current market conditions, the trends reflected in the historical performance of the Index may be less likely to be indicative of the performance of the Index during the period from the Trade Date until the Determination Date than would otherwise have been the case. During the period from January 4, 2008 through October 12, 2011, there were 494 21-month periods, the first of which began on January 4, 2008 and the last of which ended on October 12, 2011. In 372 of such 494 21-month periods the Closing Level of the Index on the final date of such period had fallen below the Closing Level of the Index on the initial date of such period. Therefore, during approximately 75.30% of such 21-month periods, if you had owned notes with terms similar to these notes, you may have received less than the Face Amount of such notes at maturity. (Goldman, Sachs & Co. calculated these figures using fixed 21-month periods and did not take into account holidays or non-business days.)

In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that the Index will be more volatile during the period from the Trade Date until the Determination Date than it has been historically which may increase the risk that you could lose all or a substantial portion of your investment in the notes.

Before investing in the offered notes, you should consult publicly available information to determine the relevant Index Levels between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the Index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the Index for each of the four calendar quarters in 2008, 2009, 2010 and 2011 (through October 12, 2011). We obtained the Closing Levels listed in the table below from Bloomberg Financial Services, without independent verification.

TOPIX® Index Historical Closing Levels

	High	Low	Close
2008:
Quarter ended March 31	1,424.29	1,149.65	1,212.96
Quarter ended June 30	1,430.47	1,230.49	1,320.10
Quarter ended September 30	1,332.57	1,087.41	1,087.41
Quarter ended December 31	1,101.13	746.46	859.24
2009:
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59
2010:
Quarter ended March 31	979.58	881.57	978.81
Quarter ended June 30	998.90	841.42	841.42
Quarter ended September 30	870.73	804.67	829.51
Quarter ended December 31	908.01	803.12	898.80
2011:
Quarter ended March 31	974.63	766.73	869.38
Quarter ended June 30	865.55	805.34	849.22
Quarter ended September 30	874.34	728.85	761.17
Quarter ending December 31 (through October 12, 2011)	755.00	762.25	753.44

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License Agreement

Eksportfinans ASA has entered or expects to enter into a non-exclusive license agreement with TSE, whereby it, in exchange for a fee, will be permitted to use the TOPIX® Index in connection with the offer and sale of the notes offered herby. Eksportfinans ASA is not affiliated with TSE; the only relationship between Eksportfinans ASA and TSE is the licensing of the use of the TOPIX® Index and trademarks relating to the TOPIX® Index.

Eksportfinans ASA does not accept any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index.

TSE is under no obligation to continue the calculation and dissemination of the TOPIX® Index. The notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this pricing supplement that TSE makes any representation or warranty, implied or express, to Eksportfinans ASA, any holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the TOPIX® Index to track general stock market performance.

TSE determines, composes and calculates the TOPIX® Index without regard to the notes. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the TOPIX® Index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated Maturity Date or upon redemption. TSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

Eksportfinans ASA does not accept any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the TOPIX® Index or the manner in which the TOPIX® Index is applied in determining the Initial Index Level or the Final Index Level or any amount payable upon maturity or redemption of the notes.

THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE PROPRIETARY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS AND KNOW-HOW RELATING TO THE TOPIX® SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX® INDEX VALUE AND RELATING TO THE TOPIX MARKS.

THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX® INDEX VALUE OR TO CHANGE THE TOPIX MARKS OR CEASE THE USE THEREOF.

THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX® INDEX VALUE AND THE TOPIX MARKS OR AS TO THE FIGURE AT WHICH THE TOPIX® INDEX VALUE STANDS ON ANY PARTICULAR DAY.

THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX® INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX® INDEX VALUE.

NO NOTES ARE IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.

THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR ANY ADVICE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.

THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX® INDEX VALUE.

INCLUDING BUT NOT LIMITED TO THE FOREGOING, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.

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TAXATION IN THE UNITED STATES

The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under Taxation in the United States and is subject to the limitations and exceptions set forth therein. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. You should consult your own tax adviser in determining the tax consequences of your investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

The U.S. Federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. No ruling is being requested from the IRS with respect to the notes and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes, we intend to treat the notes as financial contracts and, unless otherwise indicated, the discussion below assumes this to be the case. By purchasing a note, you and we agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize such note for all tax purposes as a financial contract. However, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Generally, your initial tax basis in the notes will be the price at which you purchased the notes. Upon the sale, exchange, redemption or other taxable disposition of the notes, you will generally recognize gain or loss equal to the difference between the proceeds received upon disposition and your adjusted tax basis in the notes. The gain or loss generally will be capital gain or loss, and should be long-term capital gain or loss if you held the notes for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations. You should consult your own tax adviser concerning the U.S. Federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Alternative Treatments. Notwithstanding our mutual contractual obligation to treat the notes in accordance with the above characterization, there can be no assurance that the IRS will accept, or that a court will uphold, this characterization. There is no statutory, judicial or administrative authority discussing how your notes should be treated for U.S. Federal income tax purposes. In light of the uncertainty as to the U.S. Federal income tax treatment, it would be a reasonable interpretation under current law that the notes could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the sale or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your notes, and thereafter would be capital loss.

If the notes are treated as a contingent debt instrument and you purchase your notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent debt instruments. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

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It is also possible that the IRS could assert that your notes should be subject to the constructive ownership rules set forth in Section 1260 of the Internal Revenue Code (the Code). Specifically, Section 1260 treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 may impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the notes. However, Section 1260 authorizes the Treasury to promulgate regulations (possibly with retroactive effect) to expand the constructive ownership regime. There is no assurance that the Treasury will not promulgate regulations to apply the constructive ownership regime to the notes.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of any possible alternative characterizations of your notes for U.S. Federal income tax purposes.

Recently Enacted Legislation. Recently enacted legislation may require individual U.S. holders to report to the IRS certain information with respect to their beneficial ownership of the notes. Investors who fail to report required information could be subject to substantial penalties.

Possible new administrative guidance and/or legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released a notice stating that it and Treasury are actively considering the proper federal income tax treatment of an instrument such as the notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.

The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special constructive ownership rules of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your notes.

Prospective purchasers of the notes should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the notes under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

The notes are being purchased by Goldman, Sachs & Co. (the agent) as principal, pursuant to a terms agreement dated as of             , 2011 between the agent and us. The initial sale of the notes in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended,             , 2011 shall be the date for payment of funds and delivery of securities for all of the securities sold pursuant to the offering. The agent has agreed to pay our out-of-pocket expenses of the issue of the notes.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

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